EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THEQUARTER ENDED JUNE 30, 2010

Diluted EPS of $0.30;  Non-performing Assets Decline 36.5%

Brooklyn, NY – July 23, 2010 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today reported consolidated net income of $10.0 million, or 30 cents per diluted share, for the quarter ended June 30, 2010 compared to $9.5 million, or 28 cents per diluted share, for the quarter ended March 31, 2010 and $6.9 million, or 21 cents per diluted share, for the quarter ended June 30, 2009.

HIGHLIGHTS FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2010

•
Total assets increased by $34.3 million to $4.15 billion at June 30, 2010, as the Company increased its liquidity position, which will provide greater flexibility in managing its balance sheet for the remainder of 2010.

•	Net interest margin was 3.35%, compared to 3.46% in the March 2010 quarter. The average cost of deposits declined 4 basis points to 1.33% from 1.37% during the March 2010 quarter.
•	Total loan credit costs were $3.8 million, or 9 cents per share after taxes.
•	The Bank disposed of $32.2 million of non-performing loans held either in its own portfolio or its portfolio of loans sold to Fannie Mae with recourse obligation.
•
The disposal of $14.4 million of non-performing portfolio loans led to a decline in non-performing assets to $19.6 million, or 0.47% of total assets at June 30, 2010.  Loans sold to Fannie Mae with recourse that were delinquent 90 days or more declined from $16.4 million to $618,000.

•	The allowance for loan losses increased to 124.9% of non-performing loans at June 30, 2010.
•	Loans delinquent between 30 and 89 days decreased to $11.1 million at June 30, 2010 compared to $19.7 million at March 31, 2010.
•
Real estate loan originations were $113.5 million, down from the $146.4 million level in the March 2010 quarter, as the Bank was more selective in making additions to the portfolio in the last quarter given the aggressive pricing that began to characterize the multifamily market.

•
Despite the asset growth experienced during the most recent quarter, the Company's consolidated ratio of tangible capital to tangible assets grew to 6.46% at June 30, 2010 from 6.35% at March 31, 2010.

The Company’s earnings for the quarter ended June 30, 2010 reflected an after-tax other-than-temporary impairment ("OTTI") charge of approximately $279,000 on two pooled bank trust preferred securities, an additional after-tax charge of $98,000 on the write-down of other real estate owned ("OREO") properties, and a non-recurring addition of $292,000 to income tax expense to adjust the deferred income tax benefit previously applied to the OTTI charges recognized on several equity mutual fund investments.  Partially offsetting these items was a gain of $263,000 on the sale of some mutual fund equity holdings on which the Company recognized an OTTI charge in early 2009.   The Company’s earnings for the quarter ended March 31, 2010 reflected an after-tax OTTI charge of approximately $91,000 on three pooled bank trust preferred securities, and an additional after-tax charge of $125,000 on the write-down of OREO properties.  Partially offsetting these items was an after-tax gain of $160,000 on the sale of some mutual fund equity holdings on which the Company recognized an OTTI charge in early 2009.   The Company’s earnings for the quarter ended June 30, 2009 reflected an after-tax OTTI charge of approximately $486,000 on pooled bank trust preferred securities.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, "We remain quite pleased by the operating fundamentals that produced a 35% increase in core earnings per share during the June 2010 quarter compared with the same quarter of 2009.  While net interest margin fell during the most recent quarter, it reflected both our ongoing efforts to grow  Individual Retirement Account ("IRA") balances, as well as our election to temporarily retain new deposits in liquid cash balances.  IRAs, which are looked upon as a very stable source of funding, have grown 50% over the past 12 months, and the liquid cash balances are expected to be prudently deployed during the remainder of 2010, thus serving to benefit the net interest margin for the remainder of the year."

Mr. Palagiano continued, "Non-performing assets declined over 35% during the June 2010 quarter, and were less than one-half of one percent of total assets at June 30, 2010.  The Company resolved its two largest problematic borrower relationships during the quarter ended June 30, 2010.  In addition, delinquency levels appear, at present, to be stabilizing, providing further evidence that credit costs should remain manageable for the remainder of the year."

Dime's net interest margin decreased to 3.35% during the quarter ended June 30, 2010.  Asset growth during the most recent quarter was achieved at significantly lower average spreads than the 3.23% level experienced during the March 2010 quarter, as management retained a significant portion of the $132.4 million in deposit balances gathered during the first six months of 2010 in liquid cash balances, earning a negative interest rate spread.  Overall, the net interest margin of 3.35% realized during the June 2010 quarter remained far more favorable than the levels experienced from 2005 through 2008, as the Bank continued to benefit from historically low short-term interest rates.  The Bank expects to deploy a significant portion of the $164.7 million cash position held at June 30, 2010 in a manner that should help to benefit the net interest margin during the remainder of 2010.

Commercial Real Estate and Dime's Business Model

The term "commercial real estate" ("CRE") encompasses a variety of collateral types.  Dime's loan portfolio is collateralized primarily by multifamily apartment buildings in New York City, widely considered the least risky type of CRE.  Further, significant portions of these multifamily apartment buildings are subject to rent regulation.  In New York City, where residential vacancy rates are low and there is limited available space to construct new buildings, rent regulation has had the affect of keeping regulated apartment rents below market rates.  This factor enhances the intrinsic value of Dime's already low-risk collateral, and, management believes, is the primary reason for the Company's low level of non-performing assets and delinquent loans compared to the wider generic asset class designated as CRE.

NET INTEREST INCOME

Net interest income was $33.2 million during the June 2010 quarter, up $439,000 from the March 2010 quarter.  An increase of $171.7 million in the average balance of interest earning assets more than offset a decline of 7 basis points in the net interest spread between the yield on the Bank’s interest earning assets and the average cost of its interest bearing liabilities, accounting for the growth in net interest income.

Net interest income exceeded the June 2009 quarterly level by $6.9 million, driven by growth of 57 basis points in net interest margin from the quarter ended June 30, 2009 to the quarter ended June 30, 2010, reflecting declines of 71 basis points and 38 basis points in the average cost of deposits and borrowings, respectively, during the period.

Mr. Palagiano commented, "As we signaled in our previous release, despite continued reductions in funding costs, the growth in cash balances earning virtually no income served to reduce the net interest margin experienced during the second quarter of 2010.  As we deploy these liquid funds during the remainder of 2010, we anticipate that the net interest margin, which remains at a historically favorable level, will improve."

PROVISION/ALLOWANCE FOR LOAN LOSSES AND PROBLEM PORTFOLIO LOANS

Non-performing loans were $18.7 million at June 30, 2010 compared to $29.5 million at March 31, 2010 and $12.9 million at June 30, 2009.  As a percentage of total loans, non-performing loans totaled 0.54% at June 30, 2010, compared to 0.85% at March 31, 2010 and 0.40% at June 30, 2009.  Loans delinquent between 30 and 89 days declined during the most recent quarter to $11.1 million as of June 30, 2010 from $19.7 million at March 31, 2010.  Loans delinquent between 30 and 89 days totaled $17.6 million at June 30, 2009.

Charge-offs recorded on problem loans totaled $5.0 million during the June 2010 quarter, compared to $769,000 in the March 2010 quarter and $528,000 in the June 2009 quarter.  Approximately $4.0 million, or nearly 80% of the total charge-offs experienced during the June 2010 quarter, related to the resolution of five non-performing loans held by an individual borrower.  Write-downs of principal or escrow balances on two additional problem borrower relationships accounted for $726,000 of the remaining $1.0 million of charge-offs experienced during the June 2010 quarter.

The Company recorded a $3.8 million provision to its allowance for loan losses during the quarter ended June 30, 2010, compared to $3.4 million during the quarter ended March 31, 2010.  A portion of the $3.8 million provision recognized during the most recent quarter related to the charge-offs recognized on the resolution of problem loans during the quarter, while the majority reflected increases to losses deemed likely to be realized on both existing and newly added non-performing loans.  Provisions totaled $2.3 million during the quarter ended June 30, 2009.  Since the Company had previously provided for a significant portion of the charge-offs experienced in the most recent quarter, charge-offs exceeded the $3.8 million provision during the June 2010 quarter.

Mr. Palagiano stated, “The sequential quarterly decline in non-performing loans reflected our continued commitment to both recognize likely potential losses on problem loans in a timely manner, and dispose of problematic loans prudently and expeditiously.  While the increase in charge-offs resulted in an increase in loan credit costs from the March 2010 quarter to the June 2010 quarter, we are pleased to have resolved our two largest problem borrower relationships during the most recent quarter and to see our allowance for loan losses once again exceed 100% of our non-performing loans at June 30, 2010.”

The timing and severity of charge-offs are unpredictable.  At June 30, 2010, the allowance for loan losses was $23.4 million, or 125% of non-performing loans.

NON-INTEREST INCOME

OTTI, Gain on the Sale of Other Assets, and Gains on Trading Assets

During the quarter ended June 30, 2010, the pre-tax credit component of OTTI charges totaled $508,000, compared to $166,000 during the previous linked quarter.  At June 30, 2010, six of Dime's eight trust preferred securities were deemed to meet the criteria for OTTI.  The increase in the credit component of OTTI charges primarily reflected an increase in payment deferrals during the June 2010 quarter within the collateral pool underlying one of Dime’s eight trust preferred collateralized debt obligation securities.

At June 30, 2010, Dime had failed to receive contractual principal or interest payments on two trust preferred securities with an aggregate recorded balance of $593,000 ($2.3 million excluding $1.7 million of unrealized losses included in accumulated other comprehensive loss).  Both securities are classified as non-performing assets.  In addition at June 30, 2010, Dime did not receive a small portion of the interest due on two trust preferred securities having an aggregate recorded balance of $243,000 ($547,000 excluding the $304,000 total non-credit component of OTTI).  The remaining four trust preferred securities, with a total cost basis of $10.2 million net of credit-related OTTI, are current on all contractual obligations.

During the March 2010 quarter, the Company transferred $1.4 million of mutual fund investments earmarked for the future settlement of certain benefits earned under the Company's Benefit Maintenance Plan ("BMP") from available for sale to trading, moving a pre-tax gain of $242,000 from other comprehensive income into reported earnings as a result of the transfer.  The Company recognized losses of $66,000 on the trading securities during the quarter ended June 30, 2010, which were fully offset by a reduction in a component of BMP benefits expense.

During the June 2010 quarter, the Company elected to change some of the BMP earmarked mutual fund investments.  As a result of this election, the Company recognized net gains of $263,000 on the sale of $2.1 million of BMP earmarked mutual funds.  The sales proceeds were fully deployed into the purchase of the newly elected BMP earmarked mutual funds.

 During the three months ended March 31, 2010, the Company sold mutual funds totaling $769,000, recognizing a pre-tax gain of $327,000 on the sale.  This gain represented a recovery from the cost basis of these mutual funds subsequent to the recognition of OTTI charges during the March 2009 quarter.

During the quarter ended June 30, 2010, the Company sold an OREO property at its recorded balance.  During the quarter ended June 30, 2009, Dime sold a property held as OREO recognizing a pre-tax loss of $92,000 on the sale.  The Company recognized pre-tax write-downs of OREO totaling $157,000 and $200,000, respectively, during the quarters ended June 30, 2010 and March 31, 2010.  These write-downs, which are reflected in non-interest expense, were deemed warranted in order to reduce the recorded balance of OREO to their likely disposal value.

Mortgage Banking Income and Delinquent Serviced Loans

During the quarter ended June 30, 2010, the Company sold two multifamily loans totaling $11.6 million to a third party financial institution without recourse, recognizing a pre-tax gain of $121,000 on the sale.  Otherwise, loan sales were negligible during the quarters ended June 30, 2010 and March 31, 2010 and were limited to one- to four-family residential mortgage loans.  During the June 2009 quarter, Dime sold an 80% participation in approximately $124 million of multifamily loans from its portfolio to a third-party financial institution other than Fannie Mae.  The loans were sold at par and without recourse, and Dime recognized a pre-tax gain of approximately $635,000 ($0.01 per share after tax) on the sale, which was reflected in core earnings for the June 2009 quarter.

Mortgage banking income totaled $303,000 and $211,000 during the quarters ended June 30, 2010 and March 31, 2010, respectively. The increase from the March 2010 quarter to the June 2010 quarter primarily reflected the aforementioned $121,000 gain recognized on the sale of the two multifamily loans during the June 2010 quarter.  Mortgage banking income totaled $856,000 during the quarter ended June 30, 2009, reflecting the aforementioned $635,000 gain as well as approximately $200,000 in servicing fee income.

From December 2002 through February 2009, Dime sold approximately $660 million of multifamily loans to Fannie Mae with a recourse obligation.  This portfolio had an outstanding remaining principal balance of $404.5 million at June 30, 2010.

Within the Fannie Mae portfolio, loans delinquent 90 days or more were $618,000 at June 30, 2010 compared to $16.4 million at March 31, 2010.  During the quarter ended June 30, 2010, Dime disposed of five non-performing loans within this portfolio totaling $14.2 million.  At June 30, 2010, there were $2.9 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae, compared to $4.6 million at March 31, 2010.  At June 30, 2009, there were $1.8 million of loans delinquent 90 days or more, and $17.2 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae.

Dime’s first loss position for loans sold to Fannie Mae was $18.7 million as of June 30, 2010, against which a reserve of $3.0 million existed on that date.  This reserve approximated 0.74% of the remaining principal balance of loans in the Fannie Mae pool as of June 30, 2010, and probable losses related to the entire remaining pool of loans sold with recourse to Fannie Mae are reflected in the $3.0 million reserve balance.  Additions to the reserve for the first loss position are charged against mortgage banking (non-interest) income.

Other Components of Non-Interest Income

Other components of non-interest income totaled $2.4 million during the quarter ended June 30, 2010, an increase of $550,000 from $1.9 million during the March 2010 quarter and up $467,000 from the June 2009 quarter.  The increases from both the March 2010 and June 2009 quarters resulted from an increase of $409,000 in rental income on leased properties, as the Company modified the income recognition on these leased properties from strictly cash basis to a straight line accrual methodology.

NON-INTEREST EXPENSE

Non-interest expense was $15.8 million during the quarter ended June 30, 2010, a slight increase from the March 2010 quarter.  During the June 2010 quarter, the stock benefit plan portion of compensation and benefits expense increased $125,000 as a result of new stock awards granted in April 2010.  Occupancy and equipment increased $390,000 primarily as a result of the full transition of operating lease rental expense from a strictly cash basis to a straight line accrual methodology.   Offsetting this increase was a one-time adjustment during the quarter ended March 31, 2010, of approximately $460,000 to the manner of expense recognition on a component of the Company's BMP.

Compared to the June 2009 quarter, non-interest expense increased $466,000 during the quarter ended June 30, 2010, due primarily to increases of $904,000 in compensation and benefits,  $766,000 in occupancy and equipment expense and $567,000 in other expenses, that were partially offset by a $1.8 million special FDIC insurance assessment recognized during the June 2009 quarter.  The increase in compensation and benefits expense reflected ongoing staff salary increases, new stock plan awards made in April 2010 and an adjustment of approximately $350,000 related to revised actuarial valuations on the defined benefit costs associated with both the Company's Employee Retirement Plan and BMP.  The growth in occupancy and equipment expense was primarily attributable to increased rental expense on leased branches, reflecting both the aforementioned transition of expense recognition as well as two additional lease agreements that commenced in 2010.  The growth in other expenses primarily reflected higher marketing costs of $412,000.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%, and approximated such during the quarter ended June 30, 2010.  During the three months ended March 31, 2010, the Company recognized gains totaling $569,000 on both the sale of mutual funds and the transfer of mutual funds into trading.  From a tax perspective, since: (i) these events triggered the reversal of deferred tax assets previously recognized when the Company recorded OTTI charges in March 2009; and (ii) the deferred tax assets on the OTTI charges were established at a long-term rate approximating 45% (significantly in excess of the current consolidated 37% tax rate), their reversal created a higher effective tax rate of 41.3% during the March 2010 quarter.  The Company recorded an adjustment of $291,000 to income taxes during the June 2010 quarter, that effectively reduced the deferred tax benefit associated with the OTTI charges on the mutual fund investments from the 45% long-term rate to the current 37% consolidated income tax rate.  The impact of the OTTI charges on the pooled trust preferred securities reduced the book income tax rate below the customary consolidated rate for the quarter ended June 30, 2009 to 35%.

BALANCE SHEET

Total assets increased $34.4 million, to $4.15 billion, from March 31, 2010 to June 30, 2010.  The increase in assets was experienced primarily in cash and due from banks, as management elected to maintain additional liquidity that it expects to utilize prudently during the remainder of 2010.

Total liabilities increased by $28.2 million during the most recent quarter, as a result of the addition of $127.2 million in deposits. The growth in deposits was achieved in both money market accounts and certificates of deposit ("CDs").  Mortgagor escrow balances decreased $21.5 million during the most recent quarter as a result of semi-annual payments made by Dime on the behalf of borrowers during the 2nd and 4th quarters of each year.  In May 2010, the Company also repaid its maturing $25.0 million subordinated note originally issued in 2000.  This note carried a contractual coupon of 9.25%.  The Company also repaid $44.2 million of maturing FHLBNY advances with a weighted average cost of 3.69%, electing not to replace them during the June 2010 quarter as a result of the deposit inflows experienced.

Real Estate Lending and Loan Amortization

Real estate loan originations, which were $146.4 million during the March 2010 quarter, totaled $113.5 million during the quarter ended June 30, 2010 and $111.4 million during the quarter ended June 30, 2009.  The average rate on real estate loan originations during the June 2010 quarter was 5.52%, compared to 5.60% during the quarter ended March 31, 2010 and 6.08% during the quarter ended June 30, 2009.

Real estate loan amortization approximated 13% of the real estate loan portfolio on an annualized basis during the quarter ended June 30, 2010, up from 9% during each of the quarterly periods ended March 31, 2010 and June 30, 2009.  The increase in the amortization rate reflected growth in refinancing activity on loans approaching their contractual repricing date.

Deposits

Deposits increased $127.2 million from March 31, 2010 to June 30, 2010.  Core deposits (i.e., non-CDs) grew $68.9 million during this period fueled by an additional $56.8 million of money market balances.  CDs increased $58.3 million during the three months ended June 30, 2010, due primarily to the success of a promotional deposit gathering program on 15-month IRA CDs.  As a result of a multi-year effort, IRA deposits increased from $106.5 million, or 5.30% of total deposits, as of December 31, 2006, to $262.0 million, or 10.7% of total deposits, at June 30, 2010.

During the June 2010 quarter, the rates required by depositors on medium-term CDs as well as those available on medium term advances from the FHLBNY remained well below the yields available on the Bank’s primary lending products, providing an opportunity for the Bank to continue to extend the average duration of its liabilities while maintaining its net interest margin at a favorable level.  Dime has extended the average duration of CDs from approximately 8.6 months at June 30, 2009 to approximately 15.6 months at June 30, 2010.  Depending upon continued favorable market conditions, the mix of retail versus wholesale funding will be managed opportunistically.  Marketing efforts during the first six months of 2010 continued to support sales of checking accounts and medium-term CDs.  While these promotional activities are expected to continue, the significant liquidity level accumulated at June 30, 2010 should help management maintain pricing discipline on deposits during the remainder of 2010.

During the most recent quarter, Dime opened its 24th retail banking office, in Cedarhurst, New York.  Despite adding the new branch, average deposits per branch were $101.7 million at June 30, 2010, above the $100.5 million level at March 31, 2010, as well as the $99.7 million level at June 30, 2009.  Core deposits comprised 54% of total deposits at June 30, 2010, March 31, 2010 and June 30, 2009.  The loan-to-deposit ratio was 142% at June 30, 2010, unchanged from June 30, 2009 and down from 151% at March 31, 2010.  Dime’s next de novo branch will be located in Garden City Park, New York, and is anticipated to open in September 2010.

Stockholders' Equity

Stockholders' equity at June 30, 2010 totaled $314.7 million, or 7.59% of total assets, compared to $308.5 million, or 7.50% of total assets, at March 31, 2010.  After dividends, the Company’s tangible stockholders' equity increased to $264.1 million at June 30, 2010, from $257.6 million at March 31, 2010.  The quarterly cash dividend declared on July 22, 2010 represented a payout ratio of 47% of second quarter 2010 core earnings.  At June 30, 2010, the consolidated tangible stockholders’ equity ratio was 6.46% of tangible assets and tangible book value per share was $7.65.

The Company did not participate in the TARP program and thus has no TARP capital.

There were no stock repurchases during the quarter ended June 30, 2010.  As of June 30, 2010, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended June 30, 2010, the reported returns on average stockholders' equity and average tangible equity were 12.8% and 15.3%, respectively.  The core returns on average stockholders' equity and average tangible equity were 13.3% and 15.9%, respectively.  Core returns primarily exclude OTTI charges, gains on the sale of securities, write-downs of OREO, other significant non-recurring transactions and related income tax effects.  Finally, the core cash return on average tangible stockholders' equity (the fundamental measure of new internally generated capital) was 17.1%.

OUTLOOK

The average cost of deposits decreased to 1.33% during the June 2010 quarter from 1.37% during the March 2010 quarter, as Dime continued to take advantage of historically low short-term interest rates to maintain pricing discipline on its deposits. Deposit funding costs should remain at their historically low level for the remainder of 2010.

Amortization rates (including prepayments and loan refinancing activity), which approximated 13% on an annualized basis during the most recent quarter, are expected to remain in the 10% to 15% range during the third quarter of 2010.

Dime has no additional FDIC special assessments forecasted for the third quarter of 2010.

At June 30, 2010, the loan commitment pipeline was approximately $80.8 million, comprised primarily of multifamily residential properties, with an approximate weighted average rate of 5.45%.

Operating expenses for the September 2010 quarter are expected to approximate $15.2 million, assuming no further FDIC special assessments or increases in deposit insurance premiums.

Loan credit costs were $3.8 million during the June 2010 quarter, $3.4 million during the March 2010 quarter, $4.0 million during the December 2009 quarter and $2.3 million during the September 2009 quarter.  Management assumes that credit costs will remain range bound for the near term, as the Bank continues its practice of timely loss recognition and disposal of problematic loans in both a judicious and expeditious manner.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $4.15 billion in consolidated assets as of June 30, 2010, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-four branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	June 30, 2010	December 31, 2009	March 31, 2010
ASSETS:
Cash and due from banks	$164,655	$39,338	$114,069
Investment securities held to maturity	7,165	7,240	7,306
Investment securities available for sale	40,956	43,162	53,193
Trading securities	1,329	-	1,390
Mortgage-backed securities available for sale	184,723	224,773	200,610
Federal funds sold and other short-term investments	45,455	3,785	5,847
Real Estate Loans:
One-to-four family and cooperative apartment	123,434	131,475	128,146
Multifamily and underlying cooperative (1)	2,469,271	2,377,278	2,477,963
Commercial real estate (1)	837,523	834,724	844,998
Construction and land acquisition	26,127	44,544	29,830
Unearned discounts and net deferred loan fees	4,476	4,017	4,239
Total real estate loans	3,460,831	3,392,038	3,485,176
Other loans	4,211	3,221	2,551
Allowance for loan losses	(23,350)	(21,505)	(24,620)
Total loans, net	3,441,692	3,373,754	3,463,107
Loans held for sale	692	416	-
Premises and fixed assets, net	30,491	29,841	29,897
Federal Home Loan Bank of New York capital stock	53,068	54,083	54,983
Other real estate owned, net	350	755	707
Goodwill	55,638	55,638	55,638
Other assets	122,081	119,489	127,193
TOTAL ASSETS	$4,148,295	$3,952,274	$4,113,940
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$109,985	$106,449	$103,676
Interest Bearing Checking	106,226	114,416	109,199
Savings	314,747	302,340	305,955
Money Market	791,413	708,578	734,652
Sub-total	1,322,371	1,231,783	1,253,482
Certificates of deposit	1,117,444	985,053	1,059,128
Total Due to Depositors	2,439,815	2,216,836	2,312,610
Escrow and other deposits	77,699	65,895	99,187
Securities sold under agreements to repurchase	195,000	230,000	195,000
Federal Home Loan Bank of New York advances	1,020,525	1,009,675	1,064,675
Subordinated Notes Sold	-	25,000	25,000
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	29,849	39,415	38,248
TOTAL LIABILITIES	3,833,568	3,657,501	3,805,400
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,151,115 shares and 51,131,784 shares issued at June 30, 2010 and December 31, 2009, respectively and 34,547,769 shares and
34,395,531 shares outstanding at June 30, 2010 and December 31, 2009, respectively)	511	511	511
Additional paid-in capital	223,802	214,654	223,046
Retained earnings	317,088	306,787	311,748
Unallocated common stock of Employee Stock Ownership Plan	(3,586)	(3,701)	(3,644)
Unearned common stock of Restricted Stock Awards	(3,573)	(2,505)	(2,114)
Common stock held by the Benefit Maintenance Plan	(7,979)	(8,007)	(7,979)
Treasury stock (16,603,346 shares and 16,736,253 shares at June 30, 2010, and December 31, 2009, respectively)	(206,259)	(207,884)	(208,036)
Accumulated other comprehensive loss, net	(5,277)	(5,082)	(4,992)
TOTAL STOCKHOLDERS' EQUITY	314,727	294,773	308,540
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,148,295	$3,952,274	$4,113,940

(1) In reference to the discussion on page 2 of this release, while the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income:
Loans secured by real estate	$51,068	$50,122	$47,662	$101,191	$95,991
Other loans	30	39	37	68	74
Mortgage-backed securities	2,082	2,271	2,969	4,354	6,249
Investment securities	312	407	194	719	439
Federal funds sold and other short-term investments	681	742	858	1,423	1,361
Total interest income	54,173	53,581	51,720	107,755	104,114
Interest expense:
Deposits and escrow	8,010	7,593	11,718	15,603	25,930
Borrowed funds	12,958	13,222	13,713	26,181	27,755
Total interest expense	20,968	20,815	25,431	41,784	53,685
Net interest income	33,205	32,766	26,289	65,971	50,429
Provision for loan losses	3,834	3,447	2,252	7,281	4,892
Net interest income after provision for loan losses	29,371	29,319	24,037	58,690	45,537

Non-interest income:
Service charges and other fees	945	936	879	1,881	1,742
Mortgage banking income (loss) , net	303	211	856	513	(312)
Other than temporary impairment ("OTTI") charge on securities (1)	(508)	(166)	(886)	(673)	(5,926)
Gain (loss) on sale of other real estate owned and other assets	282	327	(92)	608	339
Gain (loss) on trading securities	(66)	242	-	177	-
Other	1,501	960	1,101	2,461	1,969
Total non-interest income (loss)	2,457	2,510	1,858	4,967	(2,188)
Non-interest expense:
Compensation and benefits	8,522	8,886	7,618	17,409	15,418
Occupancy and equipment	2,648	2,258	1,882	4,906	3,968
Other	4,621	4,548	5,825	9,167	9,547
Total non-interest expense	15,791	15,692	15,325	31,482	28,933

Income before taxes	16,037	16,137	10,570	32,175	14,416
Income tax expense	6,033	6,667	3,654	12,701	4,650

Net Income	$10,004	$9,470	$6,916	$19,474	$9,766

Earnings per Share:
Basic	$0.30	$0.29	$0.21	$0.59	$0.30
Diluted	$0.30	$0.28	$0.21	$0.58	$0.30

Average common shares outstanding for Diluted EPS	33,341,885	33,249,082	33,026,554	33,295,701	32,956,106

(1) Total OTTI charges on securities were $521, $216 and $1,160 during the three months ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively, and $736 and $7,264 during the six months ended June 30, 2010 and 2009, respectively. The non-credit component of OTTI recognized in accumulated other comprehensive loss was $13, $50 and $274 during the three months ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively, and $63 and $1,338 during the six months ended June 30, 2010 and 2009, respectively.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

   Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2009.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net income as reported	$10,004	$9,470	$6,916	$19,474	$9,766
Loss on sales or writedowns of other real estate owned	157	200	92	357	92
OTTI charges on equity mutual funds	-	-	-	-	3,063
OTTI charges on trust preferred securities	508	166	886	673	2,863
Gain on sale of securities	(282)	(327)	-	(608)	(431)
Expense associated with prepayment of FHLBNY advances	-	-	-	-	185
Non-recurring income tax adjustment	292	-	-	291	-
Tax effect of adjustments and other non-recurring tax items	(271)	16	(442)	(254)	(2,627)
Core Earnings	$10,408	$9,525	$7,452	$19,933	$12,911
Cash Earnings Additions :
Non-cash stock benefit plan expense	779	660	665	1,439	1,305
Core Cash Earnings	$11,187	$10,185	$8,117	$21,372	$14,216

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$0.31	$0.29	$0.23	$0.60	$0.39
Core Return on Average Assets	0.99%	0.95%	0.74%	0.97%	0.64%
Core Return on Average Stockholders' Equity	13.32%	12.66%	10.60%	13.00%	9.22%
Core Return on Average Tangible Stockholders' Equity	15.91%	15.25%	12.77%	15.60%	11.06%
Core Cash EPS (Diluted)	$0.34	$0.31	$0.25	$0.64	$0.43
Core Cash Return on Average Assets	1.06%	1.01%	0.81%	1.04%	0.71%
Core Cash Return on Average Tangible Stockholders' Equity	17.10%	16.31%	13.91%	16.73%	12.18%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.30	$0.28	$0.21	$0.58	$0.30
Return on Average Assets	0.95%	0.94%	0.69%	0.95%	0.49%
Return on Average Stockholders' Equity	12.80%	12.59%	9.84%	12.70%	6.97%
Return on Average Tangible Stockholders' Equity	15.29%	15.17%	11.85%	15.24%	8.37%
Net Interest Spread	3.16%	3.23%	2.54%	3.20%	2.39%
Net Interest Margin	3.35%	3.46%	2.78%	3.40%	2.64%
Non-interest Expense to Average Assets	1.50%	1.56%	1.53%	1.53%	1.44%
Efficiency Ratio	43.92%	45.00%	52.62%	44.45%	53.75%
Effective Tax Rate	37.62%	41.31%	34.57%	39.47%	32.26%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$0.31	$0.29	$0.23	$0.60	$0.39
Core Return on Average Assets	0.99%	0.95%	0.74%	0.97%	0.64%
Core Return on Average Stockholders' Equity	13.32%	12.66%	10.60%	13.00%	9.22%
Core Return on Average Tangible Stockholders' Equity	15.91%	15.25%	12.77%	15.60%	11.06%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$9.11	$8.97	$8.24	$9.11	$8.24
Tangible Book Value Per Share	7.65	7.49	6.84	7.65	6.84

Average Balance Data:
Average Assets	$4,211,629	$4,015,428	$4,011,473	$4,113,529	$4,025,617
Average Interest Earning Assets	3,961,750	3,790,014	3,786,577	3,875,882	3,820,135
Average Stockholders' Equity	312,634	300,874	281,202	306,739	280,137
Average Tangible Stockholders' Equity	261,736	249,781	233,376	255,490	233,416
Average Loans	3,479,613	3,447,529	3,238,424	3,463,572	3,274,715
Average Deposits	2,419,758	2,247,985	2,298,966	2,333,872	2,310,290

Asset Quality Summary:
Net charge-offs	$5,024	$769	$528	$5,793	$2,404
Nonperforming Loans	18,691	29,520	12,878	18,691	12,878
Nonperforming Loans/ Total Loans	0.54%	0.85%	0.40%	0.54%	0.40%
Nonperforming Assets (1)	19,634	30,936	14,118	19,634	14,118
Nonperforming Assets/Total Assets	0.47%	0.75%	0.36%	0.47%	0.36%
Allowance for Loan Loss/Total Loans	0.67%	0.71%	0.62%	0.67%	0.62%
Allowance for Loan Loss/Nonperforming Loans	124.93%	83.40%	155.23%	124.93%	155.23%
Loans Delinquent 30 to 89 Days at period end	$11,133	$19,688	$17,585	$11,133	$17,585

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.46%	6.35%	6.00%	6.46%	6.00%
Tangible Capital Ratio (Bank Only)	7.70%	7.77%	7.63%	7.70%	7.63%
Leverage Capital Ratio (Bank Only)	7.70%	7.77%	7.63%	7.70%	7.63%
Risk Based Capital Ratio (Bank Only)	11.91%	11.79%	11.46%	11.91%	11.46%

(1) Amount comprised of total non-performing loans, other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	June 30, 2010			March 31, 2010			June 30, 2009
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,478,236	$51,068	5.87%	$3,446,103	$50,122	5.82%	$3,236,793	$47,662	5.89%
Other loans	1,377	30	8.71	1,426	39	10.94	1,631	37	9.07
Mortgage-backed securities	184,613	2,082	4.51	206,466	2,271	4.40	270,515	2,969	4.39
Investment securities	50,709	312	2.46	57,159	407	2.85	15,716	194	4.94
Other short-term investments	246,815	681	1.10	78,860	742	3.76	261,922	858	1.31
Total interest earning assets	3,961,750	$54,173	5.47%	3,790,014	$53,581	5.65%	3,786,577	$51,720	5.46%
Non-interest earning assets	249,879			225,414			224,896
Total assets	$4,211,629			$4,015,428			$4,011,473

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing checking	$102,711	$191	0.75%	$104,117	$182	0.71%	$112,877	$256	0.91%
Money Market accounts	785,323	1,647	0.84	716,696	1,710	0.97	723,094	2,550	1.41
Savings accounts	311,201	200	0.26	302,151	200	0.27	288,944	307	0.43
Certificates of deposit	1,106,346	5,972	2.17	1,015,951	5,501	2.20	1,075,774	8,605	3.21
Total interest bearing deposits	2,305,581	8,010	1.39	2,138,915	7,593	1.44	2,200,689	11,718	2.14
Borrowed Funds	1,336,282	12,958	3.89	1,344,911	13,222	3.99	1,286,840	13,713	4.27
Total interest- bearing liabilities	3,641,863	$20,968	2.31%	3,483,826	$20,815	2.42%	3,487,529	$25,431	2.92%
Non-interest bearing checking accounts	114,177			109,070			98,277
Other non-interest- bearing liabilities	142,955			121,658			144,465
Total liabilities	3,898,995			3,714,554			3,730,271
Stockholders' equity	312,634			300,874			281,202
Total liabilities and stockholders' equity	$4,211,629			$4,015,428			$4,011,473
Net interest income		$33,205			$32,766			$26,289
Net interest spread			3.16%			3.23%			2.54%
Net interest-earning assets	$319,887			$306,188			$299,048
Net interest margin			3.35%			3.46%			2.78%
Ratio of interest- earning assets
to interest-bearing liabilities		108.78%			108.79%			108.57%
Deposits (including non-interest bearing
checking accounts)	$2,419,758	$8,010	1.33%	$2,247,985	$7,593	1.37%	$2,298,966	$11,718	2.04%

Interest earning assets (excluding prepayment and other fees)			5.40%			5.62%			5.43%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At June 30, 2010	At March 31, 2010	At June 30, 2009
Non-Performing Loans
One- to four-family	$634	$634	$578
Multifamily residential (1)	12,239	22,101	6,966
Commercial real estate (1)	4,277	4,694	2,398
Mixed Use	1,500	1,998	2,851
Cooperative apartment	25	71	83
Other	16	22	2
Total Non- Performing Loans (2)	$18,691	$29,520	$12,878
Other Non-Performing Assets
Other real estate owned (3)	350	707	-
Pooled bank trust preferred securities	593	709	1,240
Total Non-Performing Assets	$19,634	$30,936	$14,118

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential	-	-	-
Commercial real estate	-	-	-
Mixed Use	1,040	1,040	-
Other	-	-	-
Total Troubled Debt Restructurings ("TDRs") (1)	$1,040	$1,040	$-

(1) In reference to the discussion on page 2 of this release, while the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include loans that have been modified in a manner that would meet the criteria for a TDR should the loans return to accrual status. These loans, which are excluded from the TDR amount shown above, totaled $2.6 million and $15.7 million at June 30, 2010 and March 31, 2010, respectively. There were no such loans at June 30, 2009.

(3) Amount was fully comprised of multifamily residential loans at June 30, 2010 and March 31, 2010.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES
	At June 30, 2010	At March 31, 2010
Total Non-Performing Assets	$19,634	$30,936
Loans over 90 days past due on accrual status	-	-
PROBLEM ASSETS	$19,634	$30,936

Tier 1 Capital - Dime Savings Bank of Williamsburgh	$313,882	$314,018
Allowance for loan losses	23,350	24,620
TANGIBLE CAPITAL PLUS RESERVES	$337,232	$338,638

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	5.8%	9.1%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279